Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES
As of December 31, 2020, First Choice Bancorp (the “Company,” “we,” or “our”) had one class of securities, our common stock, no par value per share (“common stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
General
We are incorporated in the State of California. The rights of our shareholders are generally governed by California law, our Articles of Incorporation (“Articles of Incorporation”) and our Bylaws (“Bylaws”). The terms of our common stock are therefore subject to California law and federal law governing bank holding companies.
The following description of our common stock is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles of Incorporation and our Bylaws. For more detailed information about the rights of our common stock, you should refer to our Articles of Incorporation, Bylaws and the applicable provisions of California law for additional information.
Authorized Capital Stock
Our authorized capital stock consists of 100,000,000 shares of common stock and 100,000,000 shares of serial preferred stock. Our preferred stock may be divided into such number of series as our board of directors may determine. Our board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of the preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. Our board of directors, within the limits and restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Any future issuance of preferred stock could affect the rights of holders of common stock.
Voting Rights
All voting rights are vested in the holders of our common stock. Each shareholder is entitled to one vote per share on any issue requiring a vote at any meeting, and will be entitled to participate in any liquidation, dissolution, or winding up on the basis of his or her pro rata share holdings. Shareholders are entitled to cumulative voting in the election of directors.
 Shareholders are entitled to cumulate votes with respect to the election of directors at a shareholders’ meeting for any candidate or candidates’ whose names have been placed in nomination prior to the voting if the shareholder has given notice prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, then every shareholder entitled to vote may cumulate such shareholder’s votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder deems appropriate.
No Preemptive or Similar Rights
Our common stock has no preemptive rights and is not entitled to the benefits of any redemption or sinking fund provision.
Dividend Rights
Shareholders are entitled to receive dividends when and as declared by our board of directors, out of funds legally available for the payment of dividends, as provided under California law. California law provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout is at least equal to the amount of the proposed distribution.

Liquidation Rights
Upon our liquidation or dissolution, the assets legally available for distribution to holders of shares of common stock, after payment of all obligations of the company and payment of any liquidation preference of all other classes and series of stock entitled thereto, including the preferred stock, are distributable ratably among the holders of common stock.
Stock Exchange Listing
Our common stock is traded on the Nasdaq Stock Market LLC under the symbol “FCBP.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare.